[MEDSCAPE LOGO] Legal Department—New York Office 224 West 30th Street, New York NY 10001 Tel: 212.760.3100 Fax: 212.760.3222 www.medscape.com cbs.healthwatch.com

Execution Copy

Kevin Hutchinson
42 Hendrie Ave
Riverside, CT 06878

Dear Kevin:

This letter (the "Separation Agreement") confirms the termination of your employment with MedicaLogic/Medscape, Inc. ("Medscape") effective on the earlier of December 31, 2001, or the date which you notify us will be your last day of employment at Medscape (the "Effective Date"). This Separation Agreement is intended to settle all of our respective rights and obligations regarding your employment agreement (the "Employment Agreement") and other matters pertaining to your services as an employee of Medscape.

Accordingly, for good and valuable consideration, the receipt of which is hereby acknowledged, you and Medscape hereby agree as follows:

1.
Separation Payment and Release. Medscape has paid or will pay you an amount representing your current monthly base salary through the Effective Date, plus accrued but unused vacation. In addition, eight days after you sign and deliver to Medscape the release attached as Exhibit A (the "Release"), Medscape will make a lump sum payment to you of $125,000.00 (one hundred and twenty-five thousand US dollars) (the "Separation Payment"), subject to withholding as set forth in Paragraph 7 below. You acknowledge the Separation Payment is contingent on and in consideration of your signing the Release.

2.
Employment Status. After the Effective Date, Medscape will not require you to perform any further services pursuant to the Employment Agreement or as an employee of the Company. Furthermore, the Employment Agreement is hereby terminated, and except for those sections that by the terms of the Employment Agreement survive a termination (including without limitation your obligations under the Restrictive Covenants section that apply in the case of a severance payment, which shall be deemed to be triggered by the separation payment Medscape is making in this Agreement), neither party shall have any continuing rights, obligations or liabilities thereunder.

3.
Effect on Stock Options. Medscape agrees that this Separation Agreement will not affect the terms of any of your stock option agreements with the Company.

4.
Effect on Benefits. Your participation in, and coverage under, any other Medscape provided benefit plans, policies and arrangements, including, without limitation, those available to you or generally available to Medscape employees or executives, shall cease 31 days after the Effective Date, except as otherwise provided under the terms of such benefit plans, policies and arrangements. You may be eligible to continue your benefits at your expense consistent with the provisions of COBRA. You will receive a separate communication from us regarding your COBRA eligibility following the Effective Date.

5.
Expenses. Medscape will reimburse you for any customary and reasonable business expenses through the Effective Date in accordance with Medscape's applicable reimbursement policies, subject to appropriate documentation and review. Medscape will have no obligation to reimburse you for any expenses submitted later than sixty days after the Effective Date.

6.
Indemnity. Notwithstanding anything to the contrary contained in the Release, Medscape shall indemnify you with respect to any third party claim arising out of, or related to, your service as an officer, director or employee of Medscape or any of its subsidiaries to the same extent and on the same terms and conditions as shall apply from time to time to Medscape's then current officers, directors or employees under Medscape's generally applicable policies regarding indemnification.

7.
Withholding. Cash payments to be made hereunder shall be net of all applicable income and employment taxes required to be withheld therefrom.

8.
Miscellaneous. This Separation Agreement may be amended only by a written instrument signed by you and Medscape. Except for separate agreements between you and Medscape specifically mentioned herein, this Separation Agreement shall constitute the entire agreement between Medscape and you with respect to its subject matter. The Separation Agreement and Release shall be governed by the laws of the State of New York, other than the provisions thereof relating to conflict of laws. This Separation Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and assigns. This Separation Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. In the event that any of the terms and conditions of this Separation Agreement are or become invalid or unenforceable, the remaining provisions shall remain in force. Any notices to be given and any payments to be made hereunder shall be delivered in hand or sent by registered mail, return receipt requested, to the respective party at (i) Medscape's headquarters, if notice shall be to Medscape, or (ii) your address of permanent residence as listed on Medscape's records from time to time or to such other address as either such party shall direct in accordance with the requirements of this Section 8.

9.
Confidentiality of Terms. Medscape and you agree to keep both this Separation Agreement and the Release confidential, and not to disclose their existence or terms to anyone other than your accountant, legal advisors, spouse or domestic partner, except as may be required by law. Medscape and you further acknowledge and agree that this confidentiality pledge is a material term of the Separation Agreement and Release, but for which pledge you and Medscape would not have entered into the Separation Agreement or Release. If Medscape is required to make a public disclosure concerning the Separation Agreement or the Release (or their terms) your confidentiality obligation with respect to those matters will cease at the time they are made public.

10.
Office Equipment. Medscape agrees that you may retain the laptop computer provided to you by the company (including any related peripherals), as well as your company-provided mobile phone. You acknowledge that you will be required to obtain your own software licenses for any software installed on the laptop and your own personal account for use of the mobile phone. In addition, you represent to Medscape that all company confidential or proprietary information or software of Medscape has been deleted from the laptop as of the Effective Date.

Finally, Medscape thanks you for your service throughout the term of your employment.

Please sign below to indicate your agreement with the foregoing.

Sincerely,
MEDICALOGIC/MEDSCAPE, INC.
/s/ MARK E. BOULDING By: Mark E. Boulding General Counsel, EVP and Secretary
Acknowledged and agreed as of the date set forth above:
Kevin Hutchinson

EXHIBIT A

RELEASE OF CLAIMS BY KEVIN HUTCHINSON

          (i)  In consideration of the Separation Payment under Section 1 of the Separation Agreement, the receipt and sufficiency of which you hereby acknowledge, on behalf of yourself, your family, your heirs, executors, administrators, successors and assigns, you irrevocably and unconditionally release, acquit and forever discharge Medscape, and its past and present employees, directors, officers, agents, stockholders, parents, subsidiaries, affiliates, successors, predecessors and assigns (collectively referred to as "Releasees"), from any and all claims, controversies, liabilities, demands, causes of action, debts, obligations, promises, acts, agreements, rights of contribution and/or indemnification, and damages of whatever kind or nature, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, liquidated or contingent, actual or potential, joint or individual, that you now have or may have against the Releasees to the date of this Release of Claims ("Release"). Such released claims include, without limitation, any and all claims related to all aspects of your employment with Medscape or your separation from that employment including, but not limited to, claims for breach of contract, employment discrimination under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, the Civil Rights Act of 1866, the Family and Medical Leave Act of 1993, or under any other federal, state, local or municipal laws, rules or regulations, including, without limitation, the laws of the State of New York, as well as any and all claims arising out of, based upon or relating to your employment or termination of your employment with Medscape, and all claims for punitive or compensatory damages.

        (ii)  You acknowledge and agree that in consideration for the Separation Payment provided to you by Medscape in Section 1 of the Separation Agreement, this Release constitutes a knowing and voluntary waiver of all rights or claims you may have against Medscape including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967. You further acknowledge and agree that you have signed this Release freely and voluntarily and without duress or coercion, and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released and discharged.

        (iii)  You acknowledge and agree that the Separation Payment set forth in Section 1 of the Separation Agreement as consideration for this Release is in addition to anything of value to which you are otherwise entitled by law or the Releasees' policies.

        (iv)  You acknowledge and agree that you have carefully read and understand the terms of this Release, all of which have been fully explained to you.

        (v)  You acknowledge that Medscape has advised you to consult with legal counsel or a representative of your choice before signing this Release and that you had a fair opportunity to do so.

        (vi)  You understand that, by signing this Release, you do not waive rights or claims that may arise after the date you execute this Release.

      (viii)  You acknowledge that you may revoke this Release in writing at any time during the seven (7) calendar days following the date on which you sign this Release, and the Separation Payment set forth in Section 1 of the Separation Agreement and the terms of this Release shall not be effective or enforceable until such seven-day revocation period has expired without your exercising your revocation right.

Dated:	Signed:
Kevin Hutchinson